EXHIBIT 99

PepsiAmericas Reports Strong Single Digit EPS Growth in the Third Quarter 2004

PepsiAmericas Confirms 2004 Full Year EPS Outlook

Minneapolis, MN, October 27, 2004 – PepsiAmericas, Inc. (NYSE: PAS) today announced reported third quarter 2004 net income of $64.3 million, an increase of 2.9 percent, and diluted earnings per share (EPS) of $0.46, a 7.0 percent increase.  This compares to third quarter 2003 net income of $62.5 million and EPS of $0.43.  For the nine months ending October 2, 2004, net income was $146.5 million, a 21.5 percent increase, and EPS was $1.03, up 22.6 percent compared to the same period in 2003.

Results for the quarter included favorable benefits from income tax matters and related interest totaling $6.2 million, or $0.04 per diluted share.  EPS, excluding the impact of these items and other unusual items in both years, was $0.42 compared with an adjusted $0.39 in the same period in 2003.  For the nine months, excluding unusual items in both 2004 and 2003, EPS was $0.97 compared with $0.81, respectively.  Attached to this release is a schedule highlighting unusual items impacting comparisons in the quarter and the first nine months of 2004 and 2003.

Third Quarter Highlights

•                  Worldwide net sales grew 2.1 percent to $883.3 million.  Average net selling price increased 7.1 percent and worldwide volume declined 5.5 percent.

•                  Worldwide cost of goods sold increased 2.4 percent, and selling, delivery and administrative expenses grew 3.4 percent.

•                  Worldwide gross profit increased 1.7 percent to $376.8 million.  However, operating income declined 3.8 percent to $107.1 million reflecting softer volume and higher raw material costs.

•                  Worldwide net income increased 2.9 percent to $64.3 million.

“Our positive bottom line results this quarter reflect our effective management of the business,” said Chief Executive Officer Robert C. Pohlad.  “Despite soft volume and higher raw material costs, we were able to continue to grow the top line through strong pricing and to manage costs resulting in a strong third quarter.”

2004 Third Quarter U.S. Operations

Improvement in average net selling price of 4.9 percent offset the 4.1 percent decline in U.S. volume and resulted in an increase of 1.4 percent in net sales.  Net sales were $735.4 million in the third quarter of 2004.  Approximately half of the increase in average net selling price was attributed to rate and the remainder to mix.

Volume softness reflected a weakness in the core trademarks, partly a result of timing of and weakness in the Fourth of July holiday volume, the current retail environment, and the lapping of PepsiVanilla.   A decline in the carbonated soft drink category was partially mitigated by the introduction of Mountain Dew Pitch Black, low single digit growth in the noncarbonated beverage category, and continued growth in the single serve category.

Domestic cost of goods sold increased by 1.9 percent due to higher aluminum and resin costs.  Selling, delivery and administrative expenses increased, as expected, growing 3.3 percent over the prior year.  This increase is attributed to higher compensation and benefit costs, promotional expense and outside professional fees.  Selling, delivery and administrative costs as a percentage of net sales increased to 30.3 percent from 29.7 percent a year earlier.

U.S. operating income decreased 4.8 percent to $97.8 million versus $102.7 million in the third quarter of 2003 as a result of the softer volume and rising raw material costs.

2004 Third Quarter International Operations

Operating income for the combined international operations grew by 8.1 percent to $9.3 million versus $8.6 million in the third quarter of 2003.  Net sales increased 5.9 percent to $147.9 million.  Overall favorable international pricing and strong volume in the Caribbean contributed to this improvement.

Central European operations continued to experience an adverse economic impact from the accession of our markets into the European Union in May 2004.  Operating income fell 10.1 percent in the quarter to $7.1 million, compared to $7.9 million in the third quarter of 2003.  The average net selling price, including the benefit of foreign currency translation, rose 18.0 percent offsetting the impact of a 15.8 percent decline in volume.  This resulted in flat net sales of $90.7 million.  Overall cost of goods sold declined 1.6 percent to $49.9 million due to the decrease in Central European volume.  However, higher raw material costs, primarily sugar, and the unfavorable impact of foreign currency translation caused an increase of 17.3 percent in cost of goods sold on a per unit basis.  Reflecting the continued implementation of a cost management program, selling, delivery and administrative expenses increased only 0.3 percent in the third quarter to $33.2 million.  Foreign currency translation benefited operating results by $2.5 million.

Operating income for the Caribbean business grew $1.5 million from the third quarter of 2003 to $2.2 million.  Average net selling price increases of 4.8 percent and volume improvements of 9.5 percent drove a 16.5 percent increase in net sales to $57.2 million.  Cost of goods sold rose 13.7 percent to $41.6 million as a result of increased volume levels and higher raw material costs.  However, cost of goods sold on a per unit basis increased only 3.9 percent.  Selling, delivery and administrative expenses increased 13.6 percent to $13.4 million reflecting higher volume levels.  Volume and cost increases reflect the acquisition of a majority interest in the Bahamas business beginning in March 2004.

First Nine Months Highlights

•                  Worldwide net sales increased 4.7 percent to $2.5 billion driven by worldwide average net selling price increases of 6.8 percent.  Volume declined 2.7 percent in the first nine months.

•                  Worldwide operating income grew 10.7 percent to $268.2 million.

•                  Worldwide gross profit increased 6.4 percent to $1.1 billion.

For the nine months of 2004, U.S. operating income improved 9.0 percent to $264.1 million.  Net sales in the U.S. grew 5.2 percent to $2.2 billion reflecting an improved average net selling price of 4.7 percent and relatively flat volume.  Rising raw material costs drove cost of goods sold up 4.3 percent through the first nine months of 2004.  Selling, delivery and administrative expenses increased 6.4 percent over the same time period.

Combined international operating income for the first nine months of 2004 was $4.1 million versus breakeven results during the same period in 2003.  Net sales for the international operations increased 1.6 percent, driven by strong pricing.

Central European operating income grew 40.0 percent to $2.8 million through the end of the third quarter.  Strength in Central Europe’s net average selling price of 14.0 percent and a reduction in its cost structure mitigated the negative impact of the 15.0 percent volume decline.  Net sales decreased 2.8 percent for the nine months of 2004 to $235.3 million.  Reflecting lower volume, cost of goods sold decreased 5.7 percent to $130.4 million and on a per unit basis increased 11.1 percent over the prior year due to higher raw material costs.  Selling, delivery and administrative expenses decreased 2.3 percent as a result of the additional cost management programs put in place during 2004.  Gross profit margins improved approximately 1 percent.  Foreign currency translation favorably impacted Central Europe’s operating results for the first nine months of 2004.

The Caribbean business improved operating income by $3.3 million, reporting income of $1.3 million for the nine months of 2004 versus a loss of $2.0 million during the same period in 2003.  A 6.7 percent increase in average net selling price combined with an approximately one percent improvement in volume contributed to a net sales increase of 9.5 percent to $148.9 million.  Cost of goods sold increased 3.9 percent on a per unit basis.

“We are managing our business to deliver strong results as we navigate through an environment of softer volume.  We continue to generate strong cash flow with our ultimate responsibility to create shareholder value,” said Mr. Pohlad.

Outlook

The company is confirming its full year 2004 EPS outlook and continues to expect EPS growth of thirteen to fifteen percent, or a range of $1.19 to $1.21, compared to EPS of $1.05 in 2003, based on a fifty-two week year and excluding unusual items.  Including the favorable $0.05 per share impact of unusual items the company expects 2004 reported EPS of $1.24 to $1.26.  On a full-year basis worldwide volume is expected to be down over two percent.  Overall net pricing growth is anticipated to be approximately six to seven percent on a worldwide basis, and four to five percent domestically.  PepsiAmericas expects cost of goods sold on a per unit basis to increase in the five to six percent range.  Selling, distribution and administrative expenses are anticipated to grow four to five percent.  In 2003, PepsiAmericas full year included 53 weeks.  However, the company’s outlook and comments for 2004 are based on 52 weeks in 2003 for comparative purposes.

EPS for the third quarter and nine months ending October 2, 2004, reflect the previously announced accelerated share repurchase program, which lowered the average shares outstanding in both periods.  Under this program, 10 million shares of common stock were repurchased in April 2004.  As of October 2, 2004, PepsiAmericas had 138.4 million shares outstanding.

PepsiAmericas will hold its third quarter earnings conference call at 10:00 a.m. CST today, Wednesday, October 27, 2004 by telephone and through a live webcast over the Internet.  To listen via telephone to the conference call within the U.S., please dial 1-888-468-2440 and request the PepsiAmericas conference call.  The live webcast will be available through the company’s website at www.pepsiamericas.com.  A playback of the conference call will be available until November 5th, 2004.  To listen to the archived call within the U.S., please dial 1-888-203-1112 and enter the replay passcode 992208.  A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.

PepsiAmericas is the second largest Pepsi bottler with operations in 18 states, Central Europe including Poland, Hungary, the Czech Republic and Republic of Slovakia, and the Caribbean including Puerto Rico, Jamaica, the Bahamas, Barbados, and Trinidad and Tobago.  In total, PepsiAmericas serves geographic areas with a population of more than 118 million people.  PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, and other national and regional brands.  PepsiCo, Inc. (NYSE: PEP) beneficially owns an approximately 41 percent equity interest in PepsiAmericas.

Cautionary Statement

This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product offerings; weather conditions; cost and availability of raw materials; and changing legislation.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended January 3, 2004.

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2004

COMPARED WITH THE SAME PERIODS OF FISCAL 2003

(UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

	Third Quarter		First Nine Months
	2004	2003	2004	2003

Net sales	$883.3	$865.0	$2,530.6	$2,418.0
Cost of goods sold	506.5	494.4	1,449.6	1,401.6
Gross profit	376.8	370.6	1,081.0	1,016.4
Selling, delivery and administrative expenses	269.2	260.3	810.5	767.8
Special charges, net	0.5	(1.0)	2.3	6.4
Operating income	107.1	111.3	268.2	242.2
Interest expense, net	(13.0)	(16.8)	(45.1)	(54.2)
Other income (expense), net	0.1	(2.4)	2.5	(4.2)
Income before income taxes	94.2	92.1	225.6	183.8
Income taxes	29.9	29.6	79.1	63.2

Net income	$64.3	$62.5	$146.5	$120.6

Weighted average common shares:
Basic	136.8	142.9	139.9	143.2
Incremental effect of stock options and awards	2.4	1.0	2.6	0.6
Diluted	139.2	143.9	142.5	143.8

Net income per share:
Basic	$0.47	$0.44	$1.05	$0.84
Diluted	$0.46	$0.43	$1.03	$0.84

Cash dividends per share	$0.075	$—	$0.225	$0.04

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF THIRD QUARTER 2004 AND FISCAL YEAR 2003

(UNAUDITED AND IN MILLIONS)

	End of Third Quarter 2004	End of Fiscal Year 2003

Cash	$78.6	$69.0
Receivables	205.7	268.8
Inventory	177.3	169.8
Other current assets	58.9	52.6
Total current assets	520.5	560.2
Net property	1,084.5	1,129.8
Intangible assets	1,764.2	1,766.6
Other assets	114.1	124.1

Total assets	$3,483.3	$3,580.7

Short-term debt, including current maturities of long-term debt	$187.7	$199.9
Payables	185.6	204.1
Other current liabilities	173.1	195.5
Total current liabilities	546.4	599.5
Long-term debt	1,017.2	1,078.4
Deferred income taxes	129.5	112.7
Other liabilities	226.2	225.0

Total liabilities	1,919.3	2,015.6

Shareholders’ equity	1,564.0	1,565.1

Total liabilities and shareholders’ equity	$3,483.3	$3,580.7

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FIRST NINE MONTHS OF FISCAL 2004

COMPARED WITH THE SAME PERIOD OF FISCAL 2003

(UNAUDITED AND IN MILLIONS)

	First Nine Months
	2004	2003

Cash Flows from Operating Activities:
Income from continuing operations	$146.5	$120.6
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	131.7	131.4
Deferred income taxes	18.0	31.5
Special charges, net	2.3	6.4
Cash outlays related to special charges	(2.3)	(6.5)
Gain on sale of investment	(5.2)	(2.1)
Other	11.2	6.6
Changes in assets and liabilities, exclusive of acquisitions and divestitures:
Net change in primary working capital	(52.5)	(36.6)
Increase in accounts receivable sold	100.0	7.7
Net change in other assets and liabilities	7.3	(13.8)
Net cash provided by operating activities of continuing operations	357.0	245.2

Cash Flows from Investing Activities:
Capital investments	(79.9)	(97.9)
Franchises and companies acquired	(21.2)	(2.5)
Proceeds from sales of property	2.0	2.9
Proceeds from sale of investment	5.2	6.4
Net cash used in investing activities	(93.9)	(91.1)

Cash Flows from Financing Activities:
Net borrowings of short-term debt	75.1	18.2
Proceeds from issuance of long-term debt	—	146.3
Repayments of long-term debt	(150.0)	(279.4)
Notes payable, net	(0.9)	—
Treasury stock purchases	(201.4)	(66.6)
Issuance of common stock	59.5	7.1
Cash dividends	(31.6)	(5.7)
Net cash used in financing activities	(249.3)	(180.1)

Net cash used in discontinued operations	(4.4)	(1.7)
Effects of exchange rate changes on cash and equivalents	0.2	(0.1)
Change in cash and equivalents	9.6	(27.8)
Cash and equivalents at beginning of year	69.0	113.8
Cash and equivalents at end of quarter	$78.6	$86.0

Note to condensed consolidated financial statements (unaudited):

1.  Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission’s Final Rule, “Conditions for Use of Non-GAAP Financial Measures,” included below is a reconciliation of our non-GAAP financial measures used in this press release to the most comparable U.S. GAAP measure.

Adjusted Comparisons:  In order to better reflect our comparative fiscal year operating performance, we have provided the table below that summarizes the unusual items discussed in this press release that impact comparability of the periods presented:

	Third Quarter 2004		Third Quarter 2003
(Unaudited, in millions)	Operating Income	Net Income	Operating Income	Net Income

As Reported	$107.1	$64.3	$111.3	$62.5
Unusual items impacting comparability
Special charges, net	0.5	0.3	(1.0)	(0.6)
State tax refund	0.7	(2.7)	—	—
Other tax adjustments	—	(3.5)	—	(6.0)
Adjusted Comparisons	$108.3	$58.4	$110.3	$55.9

Weighted average common shares:
Basic		136.8		142.9
Incremental effect of stock options and awards		2.4		1.0
Diluted		139.2		143.9

Net income per share - basic
As reported		$0.47		$0.44
As adjusted		$0.43		$0.39
Net income per share - diluted
As reported		$0.46		$0.43
As adjusted		$0.42		$0.39

	First Nine Months 2004		First Nine Months 2003
(Unaudited, in millions)	Operating Income	Net Income	Operating Income	Net Income

As Reported	$268.2	$146.5	$242.2	$120.6
Unusual items impacting comparability
Special charges, net	2.3	1.4	6.4	3.9
Interest income on ESOP tax settlement	—	—	—	(4.0)
Tax benefit on ESOP tax settlement	—	—	—	(6.0)
Early extinguishment of debt	—	—	—	5.4
Gain on land sale	—	(3.3)	—	(1.3)
State tax refund	0.7	(2.7)	—	—
Other tax adjustments	—	(3.5)	—	(1.7)
Adjusted Comparisons	$271.2	$138.4	$248.6	$116.9

Weighted average common shares:
Basic		139.9		143.2
Incremental effect of stock options and awards		2.6		0.6
Diluted		142.5		143.8

Net income per share - basic
As reported		$1.05		$0.84
As adjusted		$0.99		$0.82
Net income per share - diluted
As reported		$1.03		$0.84
As adjusted		$0.97		$0.81

Full Year 2004 EPS Outlook: A reconciliation of our full year 2004 estimated EPS range with and without the unusual items discussed in the press release appears in the table below. EPS excluding these costs is a measure of performance that is not defined by GAAP, and should not be reviewed in lieu of our EPS on a GAAP basis. This non-GAAP measure is provided to assist investors in assessing our performance excluding unusual items.

	Full Year 2004 Outlook Estimated EPS Range
(Unaudited)	Low	High

Net income per share - diluted As reported, estimated	$1.24	$1.26
Unusual items impacting comparability
+ Special charges, net	0.01	0.01
(-) Gain on land sale	(0.02)	(0.02)
(-) Tax adjustments	(0.04)	(0.04)
As adjusted, estimated	$1.19	$1.21

Adjustments included in this summary of adjusted comparisons were as follows:

Special charges - In Central Europe, we recorded special charges of $0.5 million ($0.3 million after taxes) in the third quarter of 2004 and $2.3 million ($1.4 million after taxes) in the first nine months of 2004.  The special charges recorded in the first nine months of 2004 primarily related to a reduction in the workforce in Central Europe as we continued to rationalize the cost structure.  These special charges were primarily for severance costs and related benefits.

In the third quarter of 2003, we recorded a net reversal in special charges of $1.0 million ($0.6 million after taxes) related primarily to the plan to modify the distribution method in Central Europe.  The net reversal resulted primarily from favorable outcomes associated with outstanding lease obligations and severance payments of approximately $1.5 million, offset, in part, by additional charges of $0.5 million.

For the first nine months of 2003, we recorded special charges, net, of $6.4 million ($3.9 million after taxes).  These charges consisted primarily of a $5.8 million charge in the first quarter of 2003 related to the reduction in workforce in the U.S., and charges related to the changes in the production, marketing and distribution strategies in our international operations.  The U.S. special charges were primarily for severance costs and related benefits, including the acceleration of restricted stock awards.  In the second quarter of 2003, we recorded special charges of $0.8 million related to a change in the production and distribution strategy in Barbados, which consisted primarily of asset write-downs.  In addition,  we recorded additional special charges of $1.9 million in the first nine months of 2003, related to the changes in the marketing and distribution strategy in Poland, the Czech Republic and Republic of Slovakia, offset by a special charge reversal of $2.1 million related primarily to favorable outcomes with outstanding lease commitments and severance in Poland.  The initial special charge was based on an estimate that no sublease income would offset our lease commitments.

ESOP tax settlement - In the first nine months of 2003, we favorably settled a tax refund case with the Internal Revenue Service for $12.4 million that arose from the 1990 termination of our Employee Stock Ownership Plan (“ESOP”).  As a result, we recorded $6.4 million of interest income ($4.0 million after taxes) and a tax benefit of $6.0 million recorded in “Income taxes.”

Early extinguishment of debt - During the first quarter of 2003, the investors in the $150 million, face value 5.79 percent notes notified us that they would exercise their option to purchase and resell the notes pursuant to the remarketing agreement, unless we elected to redeem the notes.  In March 2003, we exercised our option and elected to redeem the notes at fair value pursuant to the remarketing agreement.  As a result, we recorded a loss on the early extinguishment of debt in the first nine months of 2003 of $8.8 million ($5.4 million after taxes) in “Interest expense, net.”

Gain on land sale - In the first nine months of 2004, we recorded an additional gain of $5.2 million ($3.3 million after taxes) associated with the 2002 sale of a parcel of land in downtown Chicago.  The gain reflected the settlement and final payment on the promissory note related to the initial sale, for which we had previously provided a full allowance against.

In the first nine months of 2003, we recorded a gain on the sale of a parcel of land in downtown Chicago of $2.1 million ($1.3 million after taxes) related to the reversal of accruals related to the favorable resolution of certain contingencies recorded as part of the original sales transaction in 2002.  These amounts were recorded in “Other expense, net.”

State tax refund - In the third quarter of 2004, we recorded a net gain of $2.7 million relating to a state income tax refund.  This gain is comprised of $0.7 million for consulting expenses (recorded in “Selling, delivery and administrative expenses”), $0.8 million of interest income (recorded in “Interest Expense, net”) and $2.6 million of income tax benefit, net (recorded in “Income taxes”).

Other tax adjustments - In the third quarter of 2004, we recorded a $3.5 million benefit, net of taxes, relating to the reversal of certain tax liabilities due to the settlement of income tax audits through the 2002 tax year.  This benefit is comprised of interest income of $1.1 million ($0.7 million after tax) recorded in “Interest expense, net” and $2.8 million of tax benefit recorded in “Income taxes.”

In the third quarter of 2003, we recorded a net reversal of tax liabilities of $6.0 million related primarily to the settlement of various income tax audits through the 1999 tax year.  In the first quarter of 2003, we recorded additional tax liabilities of $4.3 million related to contingent liabilities arising in 2003.